Exhibit 99.1

For Release at 1:05 p.m., PDT on 9/3/14

Iteris Reports Fiscal Fourth Quarter and Full Year 2014 Results

- Fiscal Year 2014 Revenues Up 11% to $68.2 Million with 24% Increase in Operating Income -

SANTA ANA, Calif. — September 3, 2014 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal fourth quarter and full year ended March 31, 2014.

Fiscal Q4 2014 Highlights vs. Same Year-ago Quarter

•                  Total revenues up 11% to $17.6 million

•                  Roadway Sensors revenues up 25% to $8.1 million

•                  iPerform revenues up 14% to $1.6 million

Fiscal Year 2014 Highlights vs. Fiscal Year 2013

•                  Total revenues up 11% to $68.2 million

•                  Roadway Sensors revenues up 22% to $31.8 million

•                  Gross margin improved 40 basis points to 38.1%

•                  Operating income increased 24% to $2.0 million

•                  Cash and cash equivalents increased 9% to $20.4 million

Fiscal Q4 2014 Financial Results

Total revenues in the fourth quarter of 2014 increased 11% to $17.6 million compared to $15.9 million in the year-ago quarter. This was primarily driven by a 25% increase in Roadway Sensors. iPerform revenues were also up 14%, while Transportation Systems revenues were down 1%.

Gross margin in the fourth quarter decreased 140 basis points to 34.9% compared to 36.3% in the year-ago quarter.  The decrease in gross margin was primarily attributable to the timing of revenue recognition on certain Transportation Systems contracts, which the company expects to be realized in future quarters.

Operating expenses in the fourth quarter increased to $6.1 million compared to $5.5 million in the same year-ago quarter. The increase was primarily due to planned increases in sales and marketing expenses in Roadway Sensors and iPerform, including planned increases in headcount and accelerated research and development expenses in iPerform.

Operating income in the fourth quarter decreased to $44,000 compared to $321,000 in the year-ago quarter. Net income in the fourth quarter was $50,000 or $0.00 per share, compared to $56,000 or $0.00 per share in the year-ago quarter. The decrease in operating income was primarily due to significant investment in the iPerform business segment.

Total backlog at the end of the fourth quarter was $35.6 million compared to $36.8 million in the prior quarter and $38.6 million in the year-ago quarter. Backlog was comprised of $27.6 million from Transportation Systems, $4.1 million from iPerform, and $3.9 million from Roadway Sensors. The reduction reflects soft market conditions for the transportation systems market.  However, based upon active proposals outstanding, the company believes the market is improving.

Fiscal Year 2014 Financial Results

Total revenues in 2014 increased 11% to $68.2 million compared to $61.7 million in 2013. The increase was primarily driven by a 22% increase in Roadway Sensors revenues. iPerform revenues and Transportation Systems revenues were also up 5% and 2%, respectively.

Gross margin in 2014 increased 40 basis points to 38.1% compared to 37.7% in 2013. The increase in gross margin was primarily due to higher Roadway Sensors revenues, which carry a higher gross margin than Transportation Systems and iPerform, as well as a slight reduction in subcontractor’s content in certain of our Transportation Systems contracts compared to the prior year, which slightly improved margins in our Transportation Systems business.

Operating income in 2014 increased 24% to $2.0 million compared to $1.6 million in 2013, primarily driven by the 22% increase in Roadway Sensors. Net income in 2014 was $1.4 million or $0.04 per share, compared to $2.4 million or $0.07 per share in 2013, which included a $0.1 million gain in 2014, and a $1.5 million gain in 2013, net of tax, related to the sale of the company’s Vehicle Sensors business.

Management Commentary

“We ended fiscal 2014 with a strong fourth quarter, most notably in our Roadway Sensors business, which grew revenues by 25% and contributed significantly to our overall profitability,” said Abbas Mohaddes, president and CEO of Iteris. “Our fourth quarter reflects increasing demand for our core products and services, as well as success in various growth initiatives developed earlier in the year, such as the introduction of innovative new products in our Roadway Sensors business. Two of these key products include our Vantage Velocity processor and Vector hybrid video and radar detection camera.

“Transportation Systems revenue was down slightly in the fourth quarter, reflecting soft market conditions in the trailing fiscal year. While we have been disappointed with this segment in fiscal 2014, we believe there are significant opportunities to improve this business and we are working to position it for growth.

“As a result of many years of development activities in the transportation marketplace, Iteris possesses unique capabilities in precision weather mapping and forecasting. We are leveraging this expertise to capitalize on opportunities in large markets both within and adjacent to our traditional transportation markets. The profits and cash flow generated by our core segments are funding the accelerated investment in iPerform, a new generation of intelligent traffic and weather-related information solutions, which we believe represents our greatest growth opportunity.

“Demonstrated by recent contract wins, new key partnerships, and major technical developments, iPerform has continued to make significant progress. This includes a $1.2 million contract awarded by the Virginia Department of Transportation to utilize our iPeMS® software and partnering with HERE, a Nokia company, to provide traffic information and analytics to the I-95 Corridor Coalition.

“We also recently launched iPerform’s ClearPath Weather™ and ClearPath Ag™ decision support cloud-based software solutions to service both public and commercial markets. Soon thereafter, we licensed ClearPath Ag technology to Agrian, a leading provider of precision agronomy products. As the demand for intelligent traffic management solutions continues to expand, we strongly believe the strategic investments we are making will build shareholder value and highlight Iteris as a go-to-market leader in our target markets.”

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its fiscal fourth quarter and full year 2014 results.

Iteris’ CEO Abbas Mohaddes and Interim CFO Craig Christensen will host the call, followed by a question and answer period.  Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Wednesday, September 3, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-505-4375

International dial-in number: 1-719-457-2697

Conference ID: 8687081

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through September 17, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 8687081

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic and weather analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2014	2013
	(unaudited)
ASSETS:
Cash	$20,414	$18,678
Trade accounts receivable, net	12,349	10,946
Costs and estimated earnings in excess of billings on uncompleted contracts	5,813	6,346
Inventories	2,546	2,465
Prepaid expenses and other current assets	1,275	1,311
Current portion of deferred income taxes	1,429	2,363
Total current assets	43,826	42,109

Property and equipment, net	1,546	1,862
Long-term portion of deferred income taxes	6,112	5,888
Goodwill	17,318	17,318
Intangible and other assets, net	1,805	2,334
Total assets	$70,607	$69,511

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$11,527	$10,764
Billings in excess of costs and estimated earnings on uncompleted contracts	1,391	1,958
Total current liabilities	12,918	12,722
Long-term liabilities	199	908
Total liabilities	13,117	13,630
Stockholders’ equity	57,490	55,881
Total liabilities and stockholders’ equity	$70,607	$69,511

Note: cash and prepaid expenses and other current assets as of March 31, 2013 have been stated on a pro forma basis for comparison with the current year.

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Total revenues	$17,623	$15,883	$68,228	$61,685
Cost of revenues	11,479	10,111	42,254	38,427
Gross profit	6,144	5,772	25,974	23,258

Operating expenses:
Selling, general and administrative	4,741	4,581	19,269	18,090
Research and development	1,211	702	4,029	3,071
Amortization of intangible assets	144	161	627	644
Change in fair value of contingent acquisition consideration	4	7	25	(181)
Total operating expenses	6,100	5,451	23,950	21,624
Operating income	44	321	2,024	1,634
Non-operating income (expense):
Other income (expense), net	(6)	(7)	—	2
Interest income (expense), net	—	(4)	—	(6)
Income from continuing operations before income taxes	38	310	2,024	1,630
Provision for income taxes	(37)	(241)	(704)	(716)
Income from continuing operations	1	69	1,320	914
Gain (loss) on sale of discontinued operation, net of tax	49	(13)	89	1,465
Net income	$50	$56	$1,409	$2,379

Income per share from continuing operations — basic and diluted	$0.00	$0.00	$0.04	$0.03
Gain (loss) per share from sale of discontinued operation — basic and diluted	$0.00	$(0.00)	$0.00	$0.04
Net income per share - basic and diluted	$0.00	$0.00	$0.04	$0.07

Shares used in basic per share calculations	32,778	32,993	32,665	33,491
Shares used in diluted per share calculations	32,912	33,162	32,847	33,609

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended March 31, 2014
Total revenues	$8,116	$7,863	$1,644	$17,623

Segment operating income (loss)	$1,285	$645	$(652)	$1,278
Corporate and other income (expense), net				(1,086)
Amortization of intangible assets				(144)
Change in fair value of contingent acquisition consideration				(4)
Operating income				$44

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended March 31, 2013 *
Total revenues	$6,517	$7,925	$1,441	$15,883

Segment operating income (loss)	$891	$1,043	$(205)	$1,729
Corporate and other income (expense), net				(1,240)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(7)
Operating income				$321

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Twelve Months Ended March 31, 2014
Total revenues	$31,769	$30,524	$5,935	$68,228

Segment operating income (loss)	$5,791	$3,363	$(1,575)	$7,579
Corporate and other income (expense), net				(4,903)
Amortization of intangible assets				(627)
Change in fair value of contingent acquisition consideration				(25)
Operating income				$2,024

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Twelve Months Ended March 31, 2013 *
Total revenues	$26,002	$30,010	$5,673	$61,685

Segment operating income (loss)	$4,119	$3,561	$(233)	$7,447
Corporate and other income (expense), net				(5,350)
Amortization of intangible assets				(644)
Change in fair value of contingent acquisition consideration				181
Operating income				$1,634

* Transportation Systems and iPerform revenues and segment operating income (loss) have been stated on a pro forma basis for comparison with the current year.